 Exhibit 10.21

DATED	1st	April, 2013

- Eros International Pte Ltd

-and-

Mr Vijay Ahuja

SERVICE AGREEMENT EXECUTIVE DIRECTOR

CAINS ADVOCATES LIMITED

15-19 ATHOL STREET DOUGLAS

ISLE OFMAN

IM1 1LB

THIS AGREEMENT is made the         1st               day of          April, 2013

BETWEEN:-

1	-Eros International Pte Ltd (Company Number 200715378D) whose registered office is at -80 Raffles Place, #26-01UOB Plaza1, Singapore 048624 (the “Company”); and

2	Vijay Ahuja of 10 Draycott Park, #07-07 Draycott 8, Singapore 259405 (the “Executive”).

IT IS AGREED as follows:-

1	DEFINITIONS AND INTERPRETATION

In this Agreement (save as otherwise stated):

1.1	“the Board” shall mean the board of directors the Company or a duly authorised committee thereof, or, where the context so admits, the board of directors, or the duly authorised committee, of another Group Company.

1.2	“Confidential Information” includes all knowledge and information (whether or not recorded in a documentary or machine-readable form) relating to the actual or proposed terms of business of the Company and/or any Group Company, the names, addresses and contact details of any clients of the Company and/or any Group Company; the marketing plans and/or strategies (including those relating to maturing business prospects) of the Company and/or any Group Company’s accounts information, its budgeting information, sales targets and statistics ,pricing information; marketing surveys and/or reports conducted by or on behalf of the Company and/or any Group Company; secret formulae, inventions, designs, know how and, any other technical information or data of the Company and/or any Group Company relating to the creation, production, development or performance of any past, present or future product or service traded in or proposed to be traded in by the Company and/or any Group Company with a view to profit; and, any other information to which the Company and/or any Group Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party.

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1.3	“Customer” shall mean any person, firm or company to whom or to which:

1.3.1	at any time during the period of twelve months prior to the termination of the Executive’s employment hereunder the Company and/or any Group Company has supplied or provided any Restricted Products/Services; or

1.3.2	at the date of the termination of the Executive’s employment, is negotiating with the Company and/or any Group Company for the supply or provision to it of any Restricted Products/Services.

1.4	“Group” and “Group Company” shall mean the Company and any other company which is its holding or subsidiary company or subsidiary of such holding company or affiliate of the company from time to time (where “holding company” and “subsidiary” have the meanings given to them by the Companies Act 1974).

1.5	“Restricted Executive” shall mean any person who was at the date of the termination of the Executive’s employment employed by the Company and/or any Group Company who had access to Confidential Information or Trade Secrets and/or with whom the Executive had personal dealings during the period of twelve months prior to the termination of the Executive’s employment.

1.6	“Restricted Products/Services” shall mean:

1.6.1	the business of manufacturing, selling, leasing, renting, distributing, advertising, publicising, marketing or otherwise exploiting home video devices; and

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1.6.2	all and any other products and/or services developed and/or produced by the company and/or any Group Company which are or are proposed to be dealt in, marketed or sold by it with a view to profit; and

1.6.3	in respect of which the Executive has been concerned or involved with to a material extent during the period of 12 months prior to the termination of his employment or otherwise in relation to which he possesses any Confidential Information and/or Trade Secrets.

1.7	“Trade Secrets” means trade secrets or other information which is otherwise of such a highly confidential nature as to be of a status equivalent to that of a trade secret and whether or not it falls within the definition of Confidential Information.

1.8	“United Kingdom” means Great Britain and Northern Ireland.

1.9	Headings to clauses are for convenience only and shall not affect their construction or meaning.

1.10	Any reference to the provisions of an enactment shall be deemed to refer to the same as in force (including any amendment or re-enactment) at the time by reference to which the same falls to be interpreted.

1.11	References to clauses and/or Appendices are, unless otherwise stated, references to clauses and/or Appendices to this Agreement.

1.12	Where the context permits, the singular includes the plural and vice versa and one gender includes any gender. Words importing individuals shall be treated as importing corporations and vice versa and words importing whole shall be treated as including a reference to any part thereof:

2	EMPLOYMENT

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The Company shall employ the Executive and the Executive shall serve the Company – as an executive director and in such other capacity or capacities within the Group and with such responsibilities as are within the Executive’s abilities as the Company may from time to time reasonably specify. The Company reserves the right to alter the Executive’s job title accordingly.

3	PERIOD OF EMPLOYMENT

3.1	The Executive’s employment hereunder shall commence on 1st April 2013 and shall continue unless otherwise terminated in accordance with the terms of this Agreement. The Executive’s period of continuous employment with the Company for statutory purposes shall have commenced on March 1988

3.2	Subject to clause 12, the Executive’s employment shall start on commencement date and shall continue thereafter until terminated by either party to the other not less than 12 months prior written notice of termination.

3.3	The Company shall (subject to clause 12) be entitled to make a payment in lieu of any unexpired period of notice of termination given by either party. Such payment shall be limited to the Executive’s basic salary at the rate payable at the date notice is given and shall include any payment in respect of pension or other benefits.

3.4	If not previously terminated, the Executive’s employment shall in any event automatically terminate on the day on which the Executive attains the age of sixty five years.

4	DUTIES

The Executive shall: -

4.1	during normal working hours of 9.00am to 5.00 pm Monday to Friday, and during such additional hours as are necessary for the performance of his duties, devote the whole of his time and attention and ability to his duties;

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4.1	during normal working hours of 9.00am to 5.00 pm Monday to Friday, and during such additional hours as are necessary for the performance of his duties, devote the whole of his time and attention and ability to his duties;

4.2	faithfully and diligently carry out the lawful instructions of the Company and/or any other Group Company, as appropriate;

4.3	use his reasonable endeavours to promote the best interests of the Company and the Group and abide by the rules, policies and procedures of the Company as may from time to time be notified to the Executive;

4.4	make such journeys and undertake such duties on the business of the Company in such destinations (other than the -Singapore) as the Company may require, subject to the Company reimbursing the Executive for any expenses incurred by him in relation thereto, in accordance with clause 7 below;

4.5	give to the Company such information regarding the affairs of the Company and/or any other Group Company as it shall require.

4.6	The Executive shall not at any time, without the prior consent of the Board:

4.6.1	incur on behalf of the Company any capital expenditure in excess of such sum as may be authorised from time to time by resolution of the Board;

4.6.2	enter into on behalf of the Company any commitment, contract or arrangement which is otherwise than in the normal course of business or is outside the scope of his normal duties or is of an unusual or onerous or long term nature;

4.6.3	engage any person on terms which vary from those established from time to time by resolution of the Board; or

4.6.4	dismiss any employee of the Company without giving proper statutory or (if longer) contractual notice or without following any applicable statutory disciplinary procedure and in any case the Executive shall immediately report any dismissal effected by him and the reason for it to the Board.

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4.7	The Executive shall not at any time during his appointment directly or indirectly enter into or be concerned in any trade or business or occupation whatsoever other than the business of the Company except with the prior written consent of the Board which may be given subject to any conditions or terms the Board considers appropriate. This clause shall not prevent the Executive from holding up to 3% of any class of shares, debentures or other securities in a company which is listed on a recognised investment exchange.

4.8	The Executive shall comply with all rules, regulations and codes of practice issued by the Company and the United Kingdom Listing Authority as shall from time to time be in force relating to transactions in securities and shall comply with all requirements, recommendations or regulations of the Financial Supervision Commission, the Financial Services Authority, the London Stock Exchange Plc, the United Kingdom Listing Authority and/or any other exchange on which the securities of the Company (or other company in the Group) are from time to time listed or dealt in or any authority or body authorised to regulate transactions in securities.

4.9	The Executive shall not contravene the provisions of The Insider Dealing Act 1998 and/or Part V (Insider Dealing) of the Criminal Justice Act 1993 (an Act of Parliament).

5	PLACE OF WORK

Subject to clause 4.4, the Executive shall perform his duties at the Company’s premises in Singapore or at any other premises at which the Company is located. Notwithstanding the foregoing, the Executive and the Company agree that the Executive shall not, at any time, undertake, or be required by the Company or any other Group Company to perform, any of his duties under this Agreement within the United Kingdom.

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6	REMUNERATION

6.1.1	The Company shall pay to the Executive an initial salary at the rate of £250,000 per annum, after deduction of employee contribution to CPF, payable in arrears by equal monthly instalments on or around the last working day of the month by Giro transfer. The Executive’s salary will be subject to subsequent reviews, and will be determined, by the Company’s non-executive directors, acting as a sub-committee of the Board. Such reviews will occur annually on anniversary of commencement date. Any increases in salary will be made at the discretion of such non-executive directors; an increase in salary in any one year does not automatically entitle the Executive to an increase in salary in any future year(s). OR it should include RPI increase

6.1.2	The Executive may receive a bonus, linked to the performance of the Company and the Executive, the value of which, if any, will be determined by the bonus scheme introduced by the company, applicable to Executives. However the Company’s non-executive directors, acting as a sub-committee of the Board may amend the bonus scheme from time to time. The payment of a bonus in any one year does not automatically entitle the Executive to a bonus in any future year(s).

6.2	The Company may deduct from the Executive’s pay any sums which he may at any time during his employment hereunder owe the Company including, without limitation, any overpayments or loans made to him by the Company.

6.3	The Executive shall be eligible to participate in such share option scheme applicable to his position that the company may introduce subject to rules of the scheme.

7	EXPENSES

The Company shall (on production of receipts or other evidence as it may require) repay or cause to be repaid to the Executive all travelling, hotel, entertainment, and other out-of-pocket expenses from time to time wholly, exclusively and necessarily incurred by him in the proper performance of Iris duties pursuant to his employment under this agreement.

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8	ATTENDANCE AT WORK

Subject to clause 12, if either the Executive or the Company gives notice of the termination of the Executive’s employment, the Company is under no obligation to provide the Executive with work during all or any part of his notice period and may require the Executive to remain away from work and/or may vary his duties or require him not to perform his duties during all or any part of his notice period. If the Company requires the Executive not to perform his duties during all or part of his notice period and/or to remain away from work during all or any part of his notice period he will continue to be bound by the terms of this Agreement (including, without limitation, the duty of good faith and fidelity) and he will be required to comply with any conditions laid down by the Company and the Executive may not during all or any part of his notice period work for any third party (including, without limitation, any competitor of the Company) nor work on his own behalf (including, without limitation, in competition with the Company) without the Company’s prior written permission.

9	BENEFITS

Pension

9.1	The Company shall contribute an annual sum representing 7.5 to 10% of the Executive’s annual basic salary to the Executives approved personal pension plan as nominated by the Executive and notified to the Company in writing save that such contributions are subject to the maximum annual amount permitted by law. A contracting out certificate issued in accordance with Chapter I of Part III of the Pensions Schemes Act 1993, an Act of Parliament (as amended or re-enacted), is not in force in relation to the Executive’s employment.

Medical Insurance

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9.2	The Executive shall be eligible for cover in company’s medical insurance scheme along with spouse plus dependent children, subject always to the terms and conditions of such scheme. The Company will provide the executive with life insurance which, in the event of his death while in service, shall provide a lump sum to the value of four times his annual basic salary.

Relocation expenses

9.3	If it is necessary for the Executive to move from his present address as a result of the Company requiring him to work permanently at a location other than as set out at clause 5 above, the Company will reimburse the Executive for all the removal and accommodation expenses directly and reasonably incurred as a result.

10	HOLIDAYS

10.1	The Executive shall be entitled to 25 working days’ holiday (in addition to Manx public holidays) in each holiday year at full salary to be taken at such time or times as may be approved by the Board. The holiday year runs from 1 January to 31 December inclusive.

10.2	Holiday entitlement not taken in any one holiday year cannot be carried over to a subsequent holiday year without the prior written consent of the Board, nor will a payment in lieu be made in respect of any unused holiday entitlement, except in the circumstances set out in clause 10.3 below.

10.3	Subject to clause 12, upon the termination of the Executive’s employment, his entitlement to holiday will be calculated pro-rata and one day’s payment in lieu will be made for each day’s holiday accrued but not taken at the date of such termination.

10.4	Subject to clause 12, if upon termination of his employment, the Executive’s accrued holiday entitlement shows that the Executive has taken holiday in excess of his entitlement, then the Company reserves the right to deduct a day’s pay for each excess day’s holiday from any salary due to him.

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A day’s pay, for the purposes of clauses 10.3 and 10.4, will be calculated as 1/260th of the Executive’s basic salary.

11	INTELLECTUAL PROPERTY

11.1	Without limitation, any and all inventions, improvements, design rights, registered designs, process, information, copyright works, trade marks or trade names, together with any and all similar rights arising anywhere in the world, made, created or discovered by the Executive during the course of the Executive’s employment affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use by or within the Company and/or any other Group Company, and whether or not registered, and, for the avoidance of doubt, including applications for any of the foregoing, shall be immediately disclosed to the Company, and shall, to the extent permitted by law, belong to and be the absolute property of the Company.

11.2	If required to do so by the Company, the Executive shall, at the Company’s or any other Group Company’s expense:

11.2.1	apply or join with the Company or any other Group Company in applying for letters patent or other protection or registration in the – Singapore and in any other part of the world in respect of any such invention, improvement, design, process, information, copyright work, trade mark or trade name or as aforesaid;

11.2.2	execute all instruments and take all actions required for vesting the said letters patent or other protection or registration when obtained, and all right title and interest to and in the same, absolutely and as sole beneficial owner in the Company or in such other person or company as the Company may specify.

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11.3	The Executive hereby irrevocably and unconditionally waives all rights under Part IV of the Copyright Act 1991 (moral rights) in connection with his authorship of any existing or future copyright work in the course of his employment, in whatever part of the world such rights may be enforceable.

11.4	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute any such instrument and/or take such action and generally to use his name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party a certification writing signed by a director of the Company that any act or instrument falls within the authority hereby conferred shall be conclusive evidence that this is the case.

12	TERMINATION

This Agreement shall be subject to immediate termination by the Company by Summary notice in writing and without payment in lieu of notice, and without prejudice to any other rights of the Company, if the Executive:

12.1	guilty of any of gross and/or serious misconduct which likely to materially affect prejudicially the interest of any Group Company.

12.2	repeats or continues, after prior written warning, any material breach of his duties; and/or

12.3	conducts himself in such a manner either during and/or outside the course of his employment hereunder which in the reasonable opinion of the Board may prejudice the interests of the Company and/or any other Group Company and/or is likely to bring the Executive or the Company and/or any other Group Company into disrepute; and/or

12.4	becomes of unsound mind and/or is compulsorily admitted to hospital by virtue of the provision of any statute relating to mental health; and/or

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12.5	is convicted of any criminal offence [(excluding road traffic offences)] punishable with six months or more imprisonment (whether or not such a sentence is imposed on the Executive); and/or

12.6	is prevented by sickness or injury from performing his duties for a continuous or aggregate period of 120 working days in a period of 12 consecutive months; and/or

12.7	becomes bankrupt or makes any composition or enter into any arrangement with his creditors; and/or

12.8	is in the reasonable opinion of the Board incompetent in the performance of his duties.

12.9	ceases to hold a work permit granted by the Isle of Man Department of Trade and. Industry under the provisions of the Control of Employment Act 1975, where such a work permit is required by the Executive;

12.10	resigns as a director of the Company other than at the request of the Board;

12.11	is disqualified from acting as a director of the Company and/or any Group Company by a competent court or otherwise becomes prohibited by law from being a director of the Company and/or any Group Company; or

12.12	is convicted of an offence relating to insider dealing.

12.13	Violating employment right as employee.

13	ABSENCE AND SICKNESS/INJURY

13.1	If the Executive is unable to attend work for any reason and his absence has not previously been authorised by the Company the Executive must, subject to the provisions of clauses 13.2 and 13.3 below inform a member of the Board of his absence and the full reasons for it by 9.30am on each working day of his period of absence. The Executive must confirm the reasons for his absence in writing forthwith.

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13.2	If the Executive is absent from work due to sickness or injury for a period of more than seven days (including weekends) he must provide the Company with a medical certificate by the eighth day covering the period of his absence and thereafter medical certificates must be provided in advance to the Company to cover any continued absence.

13.3.1	During any absence as a result of sickness or injury of up to an aggregate or continuous period of six months in any 12 months’ period the Company will pay to the Executive his normal salary including pension contributions and all other contractual benefits. Thereafter, any further payments to be made to the Executive shall be at the absolute discretion of the Company.

13.3.2	The foregoing is without prejudice to the Executive’s entitlement to state sickness incapacity benefit payments (“SIBPs”) from the Isle of Man Department of Health and Social Security (“DHSS”).Any SIBPs or other sickness benefits to which the Executive may be entitled under any social security, national insurance or other legislation for the time being in force, whether or not such benefit is actually received by the Executive (and the Executive shall be solely responsible for claiming such benefits), or any benefit received by the Executive as a result of contributions paid by the Company to any health insurance scheme, in respect of a day of sickness, shall be deducted from the payment to be made under clause 13.3.1 of this Agreement in respect of that day.

13.4	If the Company requests the Executive to do so, the Executive shall submit himself to be examined by a medical practitioner selected by the Company and the Executive shall authorise such practitioner to prepare a report (written or otherwise) of the findings of such examination and disclose the same to the Company.

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13.5	If the Executive’s absence is occasioned by the actionable negligence, nuisance or breach of any statutory duty of a third party, all payments made to him under this clause 13 by the Company, whether of salary or sick pay, shall, to the extent that compensation is recoverable from that third party, constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of employment) and shall be repaid when and to the extent that the Executive recovers compensation for loss of earnings for that third party by action or otherwise.

14	RESTRICTIONS DURING EMPLOYMENT AND AFTER TERMINATION

14.1	The Executive agrees that he shall not in any capacity whatsoever either during his employment or for a period of six months from the date of termination of his employment directly or indirectly and in competition with the Company and whether on his own behalf or on behalf of any other person, firm or company or, jointly:

14.1.1	seek, solicit or accept any business, orders or custom for any Restricted Products/Services from any Customer with whom the Executive has had dealings in the performance of his duties during the 6 months preceding the termination of his employment;

14.1.2	induce, solicit, entice or howsoever endeavour to induce, solicit or entice any Restricted Executive with whom the Executive has had dealings in the performance of his duties during the 12 months preceding the termination of his employment and or accept employment with any other person, firm or company who business is competitive with any trade or business concerning the Restricted Products/Services created and/or supplied by the Company;

14.1.3	carry out, engage and/or be interested and/or accept employment in any business and/or trade which is competitive with any trade or

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business concerning the Restricted Products/Services created and/or supplied by the Company, save for the ownership for investment purposes of no more that 3 per cent of the issued ordinary shares of any company who shares are listed on any stock exchange.

14.2	The Executive shall not otherwise than in the ordinary and proper course of carrying out his duties or with the prior written consent of the Company either during or after the termination of his employment disclose or reveal to any person, firm or company whether directly or indirectly or otherwise use for the Executive’s own purposes or any purpose other than those of the Company and/or any other Group Company (as applicable); During employment no time limit after termination 6 months.

14.2.1	any Confidential Information; and/or

14.2.2	any Trade Secrets of the Company and/or any other Group Company;

in either case the knowledge of which the Executive acquired in the course of the Executive’s employment.

14.3	During the period of his employment the Executive shall use his reasonable endeavours to prevent the unauthorised publication or disclosure of any Confidential Information and/or Trade Secrets.

14.4	The Executive shall return to the Company upon its request, and in any event forthwith upon the termination of his employment howsoever arising, all documents, computer disks and/or tapes or copies thereof and all other items or materials in his possession or under his power or control by virtue of his employment under this Agreement which belong to the Company and/or any other Group Company and/or Customer, and/or to any other third party including those which do and/or may contain any Confidential Information and/or Trade Secrets.

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14.5.1	The provisions set out in each of 14.1.1, 14.1.2 and 14.1.3 of clause 14.1 and in sub-clauses 14.2, 14.3 and 14.4 above represent entirely separate and servable independent restrictions. In the event that such restrictions or any of them are considered to be void but would be enforceable if some part of them or any of them were deleted then it is agreed that the restriction(s) shall apply with such modification as is necessary to render it and/or them enforceable.

14.5.2	The length of restrictions contained in clause 14.1 shall be reduced by any period of garden leave that the Executive is required to serve by the Company pursuant to clause 8 above.

14.6	Clause 14.1 shall, in addition, apply as if there was substituted for references to “the Company” references to each Group Company in relation to which the Executive has during the course of his employment or by reason of rendering services to or holding office in such Group Company;

14.6.1	acquired knowledge of its Trade Secrets and/or Confidential Information; or

14.6.2	had personal dealings with its Customers; or

14.6.3	Supervised directly or indirectly employees having personal dealings with its Customers.

14.6.4	After the termination date or during employment, the restrictions at clause 14 shall not apply in respect of any confidential information

In the public domain, otherwise than as a result of any unauthorised act or omission on the part of the Executive, or:-which the Executive is required by law to disclose, provided that the Executive first notifies the company in writing that he is required to disclose such confidential information

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Nothing in this agreement shall prevent the executive from making a protected disclosure as defined in the employment rights act 1996 but save that reference in clause 14.1 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this clause 14.6 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company.]

15	NOTICES

15.1	Notices shall be given by the Executive in writing addressed to the Company, and shall be delivered or sent by first class recorded delivery post or facsimile transmission to the Company at its registered office for the time being and, in the case of the Executive, notices shall be given by the Company in writing addressed to him and may be delivered to him or sent by first class recorded delivery post to his usual or last known place of residence.

15.2	Any such notice or other document shall be deemed to have been served:

15.2.1	if delivered, at the time of delivery;

15.2.2	if posted, at 10.00 a.m. on the second business day after it was put into the post;

15.2.3	if sent by facsimile process, at the expiration of 2 hours after the time of despatch is sent before 3. p.m. on any business day, and in any other case at 10.00 a.m. on the business day following the date of despatch.

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15.3	In proving such service it shall be sufficient to demonstrate that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a pre-paid first class recorded delivery letter or that the facsimile message was properly addressed and despatched (evidenced by a successful transmission report), as the case maybe.

16	PREVIOUS CONTRACTS

This Agreement is in substitution for any previous agreement or contract of service between the Company and the Executive which shall be deemed to have been terminated by mutual consent as from the date hereof, and neither party to this Agreement shall have any claim against the other in respect of any such termination.

17	STATEMENT OF TERMS OF EMPLOYMENT

This Agreement contains the written particulars of employment required to be given to the Executive pursuant to the Employment Act 1991 (as amended from time to time). For statutory purposes it is confirmed that:

17.1	The Company’s disciplinary procedures, copies of which are available upon request from a member of the Board, do not form part of the Executive’s contract of employment but are statements of the Company’s current practice and may be changed from time to time.

17.2	The Company’s grievance procedures, copies of which are available upon request from a member of the Board, do not form part of the Executive’s contract of employment but are statements of the Company’s current practice and may be changed from time to time.

17.3	The person to whom the Executive should apply in the first instance if he wishes to seek redress of any grievance or complain about a disciplinary step taken or to be taken against him is the Chairman or Managing Director. The Executive must make this initial application promptly and he may do so if appropriate the Managing Director, he may bring the matter to the attention of the Board whose decision will be final.

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17.4	There are no collective agreements directly effecting the terms and conditions of the Executive’s employment

18.1	For the purposes of the Data Protection Act 2002 (the “DPA”) the Executive hereby explicitly consents to the Company and/or any other Group Company holding and processing necessary personal data, including sensitive personal data, of which the Executive is subject or a third party is the subject and which has been provided to the Company and/or any other Group Company by the Executive at the request of the Company or other Group Company (as applicable) or otherwise. For the purposes of this clause “sensitive data” means personal data consisting of information as to racial or ethnic origin; membership of a trade union; physical or mental health or condition; the commission or alleged commission of any offence or any proceedings for any offence committed or alleged to have been committed, including the disposal of such proceedings or the sentence of any court in such proceedings. The Executive’s consent to the Company’s and/or other Group Company’s (applicable) processing of such data shall also include the disclosure of data relating to the terms of the Executive’s appointment to investors, shareholders, and/or prospective purchasers of the business, Group Companies, the Company’s professional advisers, the Treasury Departments of the Isle of Man Government, the London Stock Exchange PLC, and other authorities and disclosure of such data by the Company and/or any other Group Company (as appropriate) for the purposes of bringing and/or defending legal proceedings.

18.2	The Company is ultimately liable for breaches of the provisions of the DPA which are committed by its officers and employees. As part of the Executive’s duties the Executive may have access to and process personal data relating to other employees, customers, contractors, or any other third party and the Executive must not process or disclose such personal data in breach of the DPA provisions. Any such breach of the DPA or any Company Data

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Protection Policy by the Executive will be dealt with by the Company as a serious disciplinary issue. In the event that a breach of the DPA or the Company’s Data Protection Policy by the Executive is established after due investigation, any such disciplinary action may result in the Executive’s summary dismissal without notice or payment in lieu of notice.

19.	This Agreement shall be governed by and construed in accordance with Singapore law. The parties hereto irrevocably submit for all purposes relating to this Agreement to the exclusive jurisdiction of the Courts of Singapore.

IN WITNESS whereof the parties hereto have entered into this Agreement as a Deed on the day and year first above written.

Executed as a deed by	)

Vijay Ahuja	)	/s/ Vijay Ahuja
in the presence of:	)

Witness Signature	)	/s/ Sean Hanafin
Witness Name	)	SEAN HANAFIN
Witness Address	)	82 DORA ROAD
	)	WIMBLEDON
	)	SW19 7HH
Witness Occupation	)	CHIEF CORPORATE OFFICER

Executed and delivered as a deed	)

by Eros International Pte Ltd acting	)

by:	)

	ANDREW HEFFERNAN		/s/ Andrew Heffernan
Director	Print Name		Signature

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